Exhibit 1.1

   CardioDynamics Reports 23rd Consecutive Quarter of Year-Over-Year Revenue
              Growth and 25% Increase in First Quarter 2004 Sales

     SAN DIEGO--(BUSINESS WIRE)--March 23, 2004--

        Company Posts Six-Fold Increase in Net Income and 57% Increase in
                            Quarterly Sensor Revenue

     CardioDynamics (Nasdaq: CDIC), the innovator and leader of Impedance Cardiography (ICG) technology and manufacturer of BioZ(R) noninvasive cardiac function monitoring systems, today reported its 23rd consecutive quarter of year-over-year quarterly revenue growth and 25% increase in first quarter 2004 sales over the same period in the prior year. Net income in the quarter was $761,000, an increase of 556% over first quarter 2003. This marks the company's eighth consecutive quarter of profitability.

     First Quarter 2004 Results:

     Net sales for fiscal first quarter 2004 were $8.0 million, an increase of 25% over sales of $6.4 million for the same period last year. Gross margin for first quarter 2004 increased to 76.9% of sales, up from 74.4% in the same quarter last year. Net income for first quarter 2004 was $761,000, or $0.02 per share, compared with $116,000, or $0.00 per share, reported in first quarter 2003.

     Operating Highlights:

     During first quarter 2004, 201 BioZ Systems were sold, increasing the total number of BioZ Systems sold to over 3,200 systems. The U.S. direct sales team posted a 27% growth in sales over first quarter 2003, and 14% increase in capital equipment sales productivity compared to the same quarter last year. GE Medical Systems purchased 54 ICG Modules in the first quarter depleting its previous inventory. Sensor revenue in first quarter 2004 was $1,538,000 (19% of sales), up 57% from $977,000 (15% of sales) in the same quarter of 2003.
     Operating cash flow for first quarter 2004 was $1,050,000, an improvement of $933,000 compared with first quarter 2003. This represents the seventh consecutive quarter of positive operating cash flow and a record for the company. First quarter accounts receivable cash collections were $8.8 million, bringing the cash and short-term investments balance to $10.4 million, up 12% from $9.3 million at fiscal 2003 year end.

     CEO Comments:

     "We are pleased to report continued strong sales and profitability growth. This quarter, we crossed the $100 million cumulative sales mark for our ICG technology and achieved a record level of positive operating cash flow," stated Michael K. Perry, CardioDynamics' chief executive officer. "We posted another excellent quarter of recurring sensor revenue growth and also realized solid increases in international sales and unit productivity from our U.S. direct sales team."
     Perry concluded, "We continue to strengthen our position as the leader in ICG technology while growing revenue and earnings at a healthy and consistent rate. We are focused on building a solid foundation for our business, continually advancing our technology, and expanding clinical evidence and education. In the months ahead, we will further our initiative to accelerate the growth of our business and create additional shareholder value."

     Additional Highlights and Accomplishments

     -- Partnership: Formation of a strategic alliance with MDS Pharma Services' Early Clinical Research centers offering ICG to its customers worldwide.

     --   Clinical Studies:

     -- Publication of an ICG hypertension study in the February 2004 issue of Congestive Heart Failure demonstrating a 57% blood pressure control rate in previously uncontrolled hypertensive patients in a generalist physician setting.

     -- Presentations at the American College of Cardiology (ACC) Scientific Sessions demonstrating ICG's accuracy and value in the management of heart failure patients.

     -- New Medical Director: Appointment of Neil W. Treister, MD, MBA, FACC, to fill newly-created position of medical director.

     -- Analyst Coverage: Initiation of coverage by Daniel Owczarski at Belmont Harbor Capital with a "buy" recommendation.

     Conference Call Information:

     Michael K. Perry, chief executive officer, will host a summary of CardioDynamics' first quarter 2004 results in a conference call today at 4:30 p.m. (EST). To access the conference call, dial 800-346-7359 (Code 7784). International participants may call 973-528-0008 (Code 7784). A replay of the call will be available for two weeks following the call at 800-332-6854 (Code
7784). The international replay number is 973-528-0005 (Code 7784). The call will also be available via Webcast and can be accessed at http://www.irconnect.com/primecast/04/q1/cdic_1q2004.html.

     About CardioDynamics:

     CardioDynamics (Nasdaq: CDIC), the ICG Company, is the innovator and leader of breakthrough medical technology called Impedance Cardiography (ICG). The company's BioZ Systems are being used by leading physicians around the world to help battle the number one killer of men and women -- cardiovascular disease. Partners include GE Medical Systems Information Technologies and Philips Medical Systems. The worldwide market potential for BioZ products is estimated to be $5 billion and an additional $800 million in recurring annual revenue for sensors. For additional information or to request an investor package, refer to the company's Web site at www.cdic.com.

     Forward-Looking (Safe Harbor) Statement:

     Except for the historical and factual information contained herein, this press release contains forward-looking statements, such as market size, potential, growth and penetration rates, the accuracy of which is necessarily subject to uncertainties and risks including the company's sole dependence on the BioZ product line, and various uncertainties characteristic of early growth companies, as well as other risks detailed in the company's filings with the SEC, including its 2003 Form 10-K. The company does not undertake to update the disclosures contained in this press release.


                   CardioDynamics - The ICG Company

                                                 Three Months Ended
                                               -----------------------
Operational Results:                         February 29, February 28,
                                                    2004         2003
---------------------------------------------- ----------- -----------
Net Sales                                      $8,015,000  $6,385,000
Cost of Sales                                   1,855,000   1,632,000
                                               ----------- -----------
Gross Margin                                    6,160,000   4,753,000
Research and Development                          833,000     736,000
Selling and Marketing                           4,013,000   3,481,000
General and Administrative                        577,000     499,000
                                               ----------- -----------
Income from Operations                            737,000      37,000
Other Income, net                                  95,000      88,000
                                               ----------- -----------
Income before Income Taxes                        832,000     125,000
Provision for Income Taxes                        (71,000)     (9,000)
                                               ----------- -----------
Net Income                                       $761,000    $116,000
                                               =========== ===========
Net Income per Common Share,
 - Basic and Diluted                                $0.02       $0.00
                                               =========== ===========
Weighted-Average Number of Shares
Used in Per Share Calculation:
    --  Basic                                  46,549,852  46,181,193
                                               =========== ===========

    --  Diluted                                49,532,221  47,240,059
                                               =========== ===========


Selected Balance Sheet Data:                 February 29, November 30,
                                                    2004         2003
--------------------------------------------- ------------ -----------
Cash and Short-term Investments               $10,389,000  $9,345,000
Accounts Receivable, net                        8,833,000   9,560,000
Inventory, net                                  3,316,000   3,163,000
Current Assets                                 24,550,000  24,113,000
Long-term Assets                                2,547,000   2,535,000
Total Assets                                   27,097,000  26,648,000
Current Liabilities                             2,246,000   2,785,000
Long-term Liabilities                             935,000     843,000
Total Liabilities                               3,181,000   3,628,000
Shareholders' Equity                           23,916,000  23,020,000


    CONTACT: CardioDynamics, San Diego
             Bonnie Ortega, 888-522-2342, Ext. 1005
             bortega@cardiodynamics.com
                 or
             Irene Paigah, 888-522-2342, Ext. 1012
             ipaigah@cardiodynamics.com